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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our nine reports each dated February 20, 2004, relating to the financial statements and financial highlights of AIM Balanced Fund, AIM Basic Balanced Fund, AIM European Small Company Fund, AIM Global Value Fund, AIM International Emerging Growth Fund, AIM Mid Cap Basic Value Fund, AIM Premier Equity Fund, AIM Select Equity Fund, AIM Small Cap Equity Fund (the nine funds constituting AIM Funds Group), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Houston, Texas
April 26, 2004